Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com
www.ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG provides third quarter financial results update; reports soft demand conditions in Europe and China expected to continue into fourth quarter

PITTSBURGH, October 10, 2022 – PPG (NYSE:PPG) today announced that it expects third quarter 2022 adjusted earnings per diluted share to be between 5% and 7% below the low end of the company’s forecasted range of $1.75 to $2.00 that was previously communicated in July.

In comparison to its forecast at the beginning of the third quarter, company sales were impacted by further softening demand in Europe. In addition, sequential quarterly demand recovery was lower than expected in China due to a resumption of certain pandemic-related restrictions. The sales volume declines were most pronounced in September and resulted in a reduction in the earnings benefit from higher selling prices and reduced manufacturing efficiencies versus the prior forecast.

Softer demand conditions are expected to continue into the fourth quarter along with continued higher levels of unfavorable foreign currency translation impact. Raw material cost inflation remains at historically elevated levels but has begun to moderate in some regions. The company is expecting selling prices to be up by between 10% and 12% compared to the prior-year fourth quarter, and up between 18% and 20% on a two-year stacked basis. The company anticipates fourth quarter year-over-year segment earnings growth of near 20%, as year-over-year segment margin recovery momentum accelerates.

PPG’s reported fourth quarter 2021 earnings per diluted share were $1.12 and adjusted earnings per diluted share were $1.26. Both the reported and adjusted figures included a $0.20 benefit from a lower tax rate related to favorable discrete items that are not expected to recur in the fourth quarter of 2022.

The company will announce third quarter financial results and provide further information on expectations for the fourth quarter on October 19, following the close of the equity markets in the U.S. The company previously forecasted third quarter earnings per diluted share of between $1.60 and $1.85 and adjusted earnings per diluted share of between $1.75 and $2.00.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 75 countries and reported net sales of $16.8 billion in 2021. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Non-GAAP Financial Measures

Adjusted earnings per diluted share as included in this press release is considered a “non-GAAP financial measure” under Securities and Exchange Commission rules. PPG is not able to provide a reconciliation of adjusted earnings per diluted share to the most directly comparable GAAP financial measure for the third quarter 2022 without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time. PPG’s management considers adjusted earnings per diluted share useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Adjusted earnings per diluted share as used by PPG in this press release may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended and may be identified by their use of words like "plans," "expects," "will," "anticipates," "believes," "intends," "projects," "estimates" or other words of similar meaning. The forward-looking statements contained herein include statements relating to sales volumes, margins and earnings, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, business demand trends, and tax rates. These statements are based on information available to PPG as of the date hereof, and actual results could differ materially from those stated or implied, due to market conditions, as well as risks and uncertainties associated with the Company's business. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of the COVID-19 pandemic, including the pace of recovery from the pandemic, global economic conditions, increasing price and product competition by foreign and domestic competitors, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here, in our 2021 Annual Report on Form 10-K and our June 30, 2022 Quarterly Report on Form 10-Q, and in our other filings with the SEC, are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of October 10, 2022 and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.